Exhibit (c)(xv)

PRELIMINARY & CONFIDENTIAL PROJECT NORSE UPDATE NOVEMBER 16, 2024

PRELIMINARY & CONFIDENTIAL 2 AGENDA 1 Norse and Peers Trading Performance Update 2 Illustrative “Adjusted Unaffected” Price Methodologies 5 Review of Strategic Alternatives 3 Preliminary Valuation Considerations 4 RAS / RES Process Update

PRELIMINARY & CONFIDENTIAL Kohl's Macy's Norse (0.1x) 0.1x 0.0x (2.3%) 2.6% 0.1% 3.5x 3.4x 3.0x 5.0x 6.0x 5.5x 5.3x 5.0x 4.5x 4.0x 5.3x 4.9x 3.5x – 5.0 10.0 80 85 90 95 100 105 110 +0.2% (0.1%) (11.3%) Current (11/15/2024) Low High VWAP $22.87 $21.42 $24.67 $22.78 Sector Multiple Expansion / (Contraction) Share Price Performance and Trading Volume (1) Indexed to 100 Volume (MM) Source: Capital IQ, National Retail Federation Notes: 1. Market data as of November 15, 2024 2. Assumes FDSO of ~174.5MM (inclusive of ~164.2MM basic shares outstanding at Q2 2024 with full accelerated vesting of dilutive equity securities inclusive of ~0.7MM options, ~1.5MM PSUs, and ~8.1MM RSUs) per Norse management, for comparison across the shown historical period 3. Percentages reflect Norse share price performance over subsequent trading day or over shown period 4. Holiday season retail sales include November and December per National Retail Federation definition 3 TRADING PERFORMANCE SINCE SEPTEMBER 3 AV / NTM EBITDA (1)(2) Norse Volume (MM) Norse Macy’s Kohl’s Average Volume: 2.0MM ▪ Sep 4: Offer Disclosure – (0.2%) ▪ Sep 17: Retail Sales – +0.1% ▪ Sep 18: FOMC – +1.6% ▪ Oct 1: Port Strike Start – (3.5%) ▪ Oct 4: Jobs Report & Port Strike End – +2.3% ▪ Oct 10: CPI – +0.1% ▪ Oct 15: NRF Holiday Report (4) – +5.1% ▪ Oct 17: Retail Sales – +0.9% ▪ Oct 30: GDP – (1.1%) ▪ Nov 6: Election – (0.7%) ▪ Nov 7: FOMC – +1.5% ▪ Nov 13: CPI – 0.0% ▪ Nov 15: Retail Sales – (0.7%) Notable Events (3) Norse Share Price Performance (%) Trading Summary Norse Share Price ($) Sep 4 – Nov 15

PRELIMINARY & CONFIDENTIAL

ILLUSTRATIVE "ADJUSTED UNAFFECTED" PRICE METHODOLOGIES

Illustrative "Adjusted Unaffected" Share Price ($)


Morgan Stanley
Centerview
Offer
$24.25
$17.06
$17.15
$18.36
$19.45
$21.07
$16.35
$19.88
$20.19
$19.52

	Unaffected Share Price (1)	1YR Average Multiple (2)	Present Value of Current Analyst Price Target Median (4)(5)	Share Price Perf (Post 13D – Current Ex. 3 Days Post Offer)	Change in Analyst Price Targets (Pre Q1 - Current) (4)	Share Price Pre-Macy's Rumor	Takeover Leak Share Price "Bump" Adjustment	Macy's End of Buyout Talks Adjustment	H1'24 Cumulative Earnings Adjustment
Implied AV / NTM EBITDA	4.7x	4.4x (3)	4.6x (3)	4.8x (3)	5.0x (3)	4.3x (3)	4.8x (3)	4.9x (3)	4.8x (3)
Methodology	Unaffected share price (3/18/24)	1-year average unaffected multiple	Present Value of Median 1-year Analyst Price Target (4)(5)	Share price performance from 3 days post initial 13D (3/18/24) to pre-offer (9/3/24) plus performance from 3 days post offer (9/6/24) to current (6)	% change of median price target from pre Q1 release to current (6)	Share price prior to Macy's takeover rumor (12/8/23)	Current share price less the takeover leak 3-day share price reaction	Macy's 1-day share price reaction to terminated buyout talks applied to Norse current share price	Q1'24 and Q2'24 earnings 3-day share price reactions (6)
Relevant Metric	--	**4.4x** NTM EBITDA	--	**+13.8% (3/21 - 9/3)** **+0.2% (9/6 - 11/11)**	**+23.5%**	--	**($2.99)**	**(11.7%)**	**+$1.26 (Q1)** **+$1.20 (Q2)**

Source: Capital IQ as of November 15, 2024

Notes:
1. Represents Norse as of unaffected date of March 18, 2024
2. Share price improvement driven by lower current debt contribution to implied AV
3. Reflects net debt as of Q2 2024A, and all outstanding options, unvested RSUs and unvested PSUs per Norse management
4. Current Analyst Price Targets as of November 15, 2024; Excludes price targets of brokers that have revised price targets based on transaction-related news (see appendix for list of brokers and price targets)
5. PV share price discounted using Morgan Stanley's estimated cost of equity of Norse of ~14.4% as of November 15, 2024
6. Applied to Norse unaffected share price or multiple

4

PRELIMINARY & CONFIDENTIAL 28% 29% 30% 32% $19.00 24% 26% 27% 28% $19.50 21% 23% 24% 25% $20.00 18% 20% 21% 22% $20.50 15% 17% 18% 19% $21.00 Illustrative Acquisition Price $24.25 $24.50 $24.75 $25.00 Reference Price 5 ILLUSTRATIVE NORSE IMPLIED PREMIUMS

PRELIMINARY & CONFIDENTIAL Illustrative Price Per Share Prior Proposals Prior Counters $23.00 Metric $23.75 – +3% $24.00 +4% $24.25 +5% $24.50 +7% $24.75 +8% $25.00 +9% $25.75 +12% $27.00 +17% vs. Unaffected (3/18/24) $17.06 +35% +39% +41% +42% +44% vs. VWAP Since 9/4/24 $22.78 vs. Current (11/15/24) $22.87 +1% +4% +5% +6% +7% Equity Value (1) $4,014 $4,147 $4,191 $4,235 $4,279 Aggregate Value (2) $6,026 $6,158 $6,202 $6,246 $6,290 Management LTP $1,178 5.1x 5.2x 5.3x 5.3x 5.3x Consensus $1,144 5.3x 5.4x 5.4x 5.5x 5.5x Internal Rate of Return (IRR) 13.9% 13.1% 12.8% 12.6% 12.3% Multiple on Invested Capital (MOIC) 1.8x 1.8x 1.8x 1.8x 1.7x Moody's - LTP 3.2x 3.2x 3.2x 3.2x 3.3x Moody's - Consensus 3.2x 3.3x 3.3x 3.3x 3.3x $425 $450 $475 Bid Group Funding Memo: New Transaction Debt $325 $400 Incremental Capital vs. 10/17 Proposal ($125) ($50) ($25) – +$25 +45% +47% +51% +58% +1% +4% +5% +6% +8% +9% +10% +13% +19% +8% +9% +13% +18% $4,323 $4,367 $4,500 $4,721 $6,335 $6,379 $6,511 $6,733 5.4x 5.4x 5.5x 5.7x 5.5x 5.6x 5.7x 5.9x 12.1% 11.8% 11.1% 10.0% 1.7x 1.7x 1.7x 1.6x 3.3x 3.3x 3.4x 3.4x 3.4x 3.4x 3.4x 3.5x $500 $525 $601 $726 +$50 +$75 +$151 +$276 Premium / (Discount) Illustrative Bid Group Returns (4,5) AV / 2024E Adj. EBITDA (3) Illustrative Agency - Defined Leverage Ratios (2024E PF) (5) 6 ILLUSTRATIVE NORSE TAKE PRIVATE AT VARIOUS PRICES Source: Norse management, LTP, company filings, Moody’s, Capital IQ and FactSet as of November 15, 2024, except where otherwise noted. Note: Dollars in millions, except per share amounts. Management projections per Norse management (the “LTP”) approved for use by Centerview and Morgan Stanley. (1) Fully diluted shares outstanding include basic shares of ~164.2mm at Q2’24 as well as full accelerated vesting of dilutive equity securities including options, PSUs and RSUs per Norse management. Proposal implied share count contemplates only outstanding options and RSUs vesting prior to assumed transaction close on February 1, 2025. Reflects current debt of $2,690 and cash of $679 per company filings. Adj. EBITDA figures unburdened by amortization of developer reimbursements. Assumes illustrative 4.5x AV / LTM EBITDA exit at FY’28E year - end. Illustratively assumes the LTP, transaction close on February 1, 2025, 100% of excess cash flow post - close swept to common equity as dividends after drawn ABL balance is paid down, $100mm minimum cash and illustrative total transaction fees of $125mm, any incremental purchase price is funded by new transaction debt and ABL cost as outlined in the commitment letter draft. Not reflective of potential credit for any pro forma cost savings. Illustrative ratings breakpoint at various prices not reflective of other potential qualitative factors (2) (3) (4) (5) (6) Illustrative Breakpoint (6) Moody’s: 4.0x vs. $23.00

PRELIMINARY & CONFIDENTIAL

Centerview

ILLUSTRATIVE FUTURE SHARE PRICE ANALYSIS

Represents illustrative future value of share price on a standalone basis

Illustrative Future Share Price Trajectory (LTP and Consensus Estimates)



$45
$40
$38.72
$35
$30
$25
$20
$15
$10
$5
–
Mar-21
Mar-22
Mar-23
Mar-24
FYE'24E
FYE'25E
LTP at 4.5x NTM EBITDA
LTP at range of 4.0x–5.0x NTM EBITDA
Consensus at 4.5x NTM EBITDA
Consensus at range of 4.0x–5.0x NTM EBITDA
Historical share price
$21
$24
$18
$19
Unaffected Price: $17.06

Present Value of Future Share Price[1]

		FYE'24E	FYE'25E
LTP		$21	$22
Consensus		$18	$18

Source: Norse management, LTP, company filings, FactSet and Capital IQ as of November 15, 2024.

Note: Future share prices represent future value and do not include value of dividends. Assumes current fully diluted share count of ~174.5mm; inclusive of ~164.2mm basic shares at Q2'24 with full accelerated vesting of dilutive equity securities including ~0.7mm options, ~1.5mm PSUs and ~8.1mm RSUs per Norse management. Future fully diluted share count assumed to be diluted by forecasted stock-based compensation issuance per the LTP. Consensus free cash flow extrapolated based on LTP free cash flow conversion rate. Assumes cash roll-forward beginning with current Q2'24 cash of $679mm.

(1) Assumes peer-based cost of equity of 15.2%.

7

PRELIMINARY & CONFIDENTIAL Methodology Metric ($MM) Implied Share Price Agg. Value ($MM) Low High Rounded to the nearest $0.25 Public Trading Comparables (1)(2) Consensus: AV / FY2024E EBITDA: 3.5x - 5.0x LTP Case: AV / FY2024E EBITDA: 3.5x - 5.0x 1,144 1,178 4,005 4,122 5,722 5,889 (1)(3) Discounted Equity Value Consensus: 3.5x - 5.0x FY2026E EBITDA LTP Case: 3.5x - 5.0x FY2026E EBITDA 1,164 1,340 4,150 4,674 5,591 6,290 (1)(4) Discounted Cash Flow LTP Case: 3.5x - 5.0x Exit Multiple; 8.8% - 9.9% WACC 5,329 7,075 Reference Only: 52 - Week Trading Range Analyst Price Targets (Undiscounted) 4,500 4,281 3,976 6,333 6,377 5,809 Analyst Price Targets (Discounted) (6) Leveraged Buyout LTP Case: 17.5% - 22.5% Target IRR; Exit Multiple = Entry 5,274 6,100 $11.50 $12.00 $12.25 $15.25 $19.00 $14.25 $13.00 $11.25 $19.75 $21.25 $22.25 $20.50 $24.50 $29.00 $24.75 $25.00 $21.75 $24.75 $0 $10 $20 $30 NORSE PRELIMINARY VALUATION ANALYSIS – MORGAN STANLEY Based on LTP and Consensus Estimates Sources: Capital IQ (unaffected date of March 18, 2024, current as of November 15, 2024); LTP as of August 2024 for years FY24 - 28; Norse management Notes: 1. Assumes $2,690MM of debt and $679MM of cash as of fiscal Q2 2024; assumes FDSO of ~174.5MM (inclusive of ~164.2MM basic shares outstanding at Q2 2024 with full accelerated vesting of dilutive equity securities inclusive of ~0.7MM options, ~1.5MM PSUs, and ~8.1MM RSUs) per Norse management 2. Range based on NTM trading multiples of Macy’s (3.7x) and Kohl’s (4.8x), as of unaffected date of March 18, 2024; 3. Represents present value of implied year - end 2025E share price based on discounted equity value analysis; share prices and cumulative dividends discounted at a ~14.4% cost of equity of Norse; sensitized on +0.75x / (0.75x) exit multiple 4. Implied share price based on DCF multiples method; WACC of 9.3%; EBITDA exit multiple of 4.25x sensitized on +0.75x / (0.75x) 5. Represents present value of median of analyst price targets as of November 15, 2024; discounted analyst price targets discounted at a ~14.4% cost of equity of Norse; Excludes price targets of brokers that have revised price targets based on transaction - related news as well as Morningstar’s $38.50 price target (see appendix for list of brokers and price targets) 6. Represents implied entry price to generate 17.5 - 22.5% IRR based on LTP; assumes offer diluted share count of ~165MM per Norse management (1)(5) Unaffected Share Price: $17.06 Bid Group Offer Price: $24.25 Consensus LTP 8 (1)(5)

PRELIMINARY & CONFIDENTIAL

NORSE PRELIMINARY VALUATION ANALYSIS – CENTERVIEW

	Methodology	Assumption	Implied Share Price Value	Implied AV	Implied AV / '24E EBITDA
For Reference Only	52-Week Trading Range	52-Wk High: 10/18/24 52-Wk Low: 11/22/23	$14.20 – $24.65	$4,482 – $6,320	3.8x – 5.4x
For Reference Only	Analyst Price Target Range[(1)]	High: 11/05/24 Low: 08/27/24	$13.00 – $25.00	$4,271 – $6,379	3.6x – 5.4x
For Reference Only	Premia Paid Analysis	Premium to Unaffected: 25% - 40%	$21.30 – $23.90	$5,730 – $6,182	4.9x – 5.2x
	Public Trading Comparables	4.0x - 5.0x '24E EBITDA of $1,178mm	$15.55 – $22.25	$4,711 – $5,889	4.0x – 5.0x
	Discounted Cash Flow Analysis	WACC: 11.0% - 13.0% PGR: 1.5% - 2.5%	$19.10 – $28.70	$5,338 – $7,035	4.5x – 6.0x

Unaffected Share Price: $17.06

Bid Group Proposal Price: $24.25

Source: Norse management, LTP, company filings and FactSet as of November 15, 2024.

Note: Implied share prices rounded to the nearest $0.05. Illustrative DCF valuation date of August 3, 2024. Assumes mid-year discounting. Public Trading Comparables and DCF Analysis reflect LTP financials. Reflects current debt of $2,690 and cash of $679 as of Q2'24 per company filings. Fully diluted shares outstanding include basic shares of ~164.2mm at Q2'24 as well as full accelerated vesting of dilutive equity securities including options, PSUs and RSUs per Norse management. Assumes EBITDA is unburdened by amortization of developer reimbursements.

(1) High reflects TD Cowen; Low reflects UBS.

9

PRELIMINARY & CONFIDENTIAL 10 RATING AGENCY PRESENTATION PROCESS UPDATE ▪ Norse has assisted the Bid Group to refine credit model scenarios before convening with the agencies ▪ The Special Committee’s Advisors are seeking further clarification on the Bid Group’s preliminary draft of the ratings agency presentation received on 11/15 ▪ The Bid Group and the Special Committee’s advisors have aligned on presenting three scenarios to the rating agencies during the RAS / RES process, including various financing instruments and debt quantums ▪ Liverpool intends to make a loan to the buyer with a portion of their equity commitment, rather making than a loan to the Nordstrom family – The Special Committee's advisors are assessing the ratings impact of the loan ▪ The Bid Group intends to focus on prioritizing ratings maintenance and diligent capital allocation – The Bid Group intends to maintain dividend payment frequency (following a full repayment of transaction debt) with a smaller dividend payment amount than present levels, with additional shareholder distributions funded from free cash flow – The Bid Group intends to fund the SERP at closing, but may decide not to fund to augment closing liquidity and support Year 1 debt paydown ▪ Once the Special Committee confirms that the Bid Group can proceed with RAS / RES: – In - person NYC meetings with the agencies to be scheduled, which include the attendance of Bid Group principals and Norse representatives (but would not typically include representatives of the Special Committee or their financial advisors) – Ratings views to be requested within two weeks of RAS / RES meetings, with consideration to possibility of expediting turnaround to one week for additional fees

PRELIMINARY & CONFIDENTIAL

REMINDER OF POSSIBLE STRATEGIC ALTERNATIVES TO PROPOSED TRANSACTION

	1 Continue to Execute LTP	2 Dividend Enhancement	3 Enhanced Buyback	4 Monetize Real Estate
Description	• Execute Baseline LTP and consistently beat Street estimates	• Payout excess year-end cash as a dividend each year	• Use excess cash flow to establish robust buyback program	• Execute sale leaseback transactions of the Company's owned real estate portfolio and distribute proceeds to shareholders
Benefits	✓ LTP implies outperformance vs. Street Consensus ✓ Solid foundation for execution with clean inventory position, Canada exit and optimized supply chain	✓ Sends long-term confidence signal on future free cash flow generation ✓ Immediate cash realization for shareholders	✓ Execution does not require new counterparty ✓ Enhanced capital return profile ✓ Advantageous in current valuation context relative to historical trading levels ✓ Evolves shareholder base towards long-term oriented investors	✓ Unlock value to distribute to shareholders or reinvest in core business ✓ Streamlined operations and strategic footprint
Considerations	x Investors may not re-rate JWN's multiple even with outperformance x Negative investor sentiment in the sector persists x Weak trading / execution at peers has created an unfavorable backdrop for JWN x JWN may be a target for future activists given its low multiple x Execution risk to LTP	x Investors typically do not seek dividend yield from discretionary consumer sector x Taxable event for shareholders x Potentially signals lack of investment opportunities x Investors likely to expect annual dividend increases going forward	x Indirectly increases Family / Liverpool stake x Success varies based on timing of repurchases and valuation at execution x Potentially signals lack of investment opportunities	x Increase in rental payments will decrease EBITDA going forward x Challenging environment for real estate sales / elevated cap rate environment x Potential for tax leakage, depending on basis x Increases risk of ratings downgrade

11

PRELIMINARY & CONFIDENTIAL

REMINDER OF POSSIBLE STRATEGIC ALTERNATIVES TO PROPOSED TRANSACTION

	5 Separate Rack	6 Increase Liverpool Stake via Tender Offer	7 Full Sale to Private Equity or Strategic
Description	• Separate Nordstrom Banner and Rack into two distinct businesses with separate management teams and shareholders	• Liverpool increases its stake via a Tender Offer	• Sell the business to a strategic acquiror or financial sponsor
Benefits	✓ Potential value upside if Rack re-rates towards Off-Price peer multiples ✓ Optimize management team and strategy around single distribution channel ✓ Increases specialized operational expertise at each separated business	✓ Provides current shareholders an opportunity to tender at a premium ✓ Transitions shareholder base to more of a long-term orientation ✓ Signal of validation from major existing shareholder and strategic investor	✓ Immediate monetization for all shareholders
Considerations	x Viability of Rack as standalone public entity in light of current scale and recent performance x Potential multiple contraction for Nordstrom Banner x Ongoing dis-synergies and stranded costs from separation	x Likely to reduce trading volume / liquidity of stock x Transaction may be perceived as a step towards a take-private or entrenchment of family / management x Liverpool's willingness to pay a premium for a larger minority stake x Facilitating increase in Liverpool stake could be seen as inconsistent with rationale for poison pill adoption (i.e., ensuring shareholders receive control premium for sale of control)	x Limited universe of strategic acquirors x Limited financing available for sponsors x Likely requires refinancing existing debt x Recent trading levels and public Department Store peers may be valuation reference

12

PRELIMINARY & CONFIDENTIAL APPENDIX A SUPPLEMENTARY MATERIALS 13

PRELIMINARY & CONFIDENTIAL Key Takeaways For U.S. Investors 14 Deficit Debate • Republican sweep opens the door to substantial deficit expansion starting in 2026, as Republicans will pursue a wide array of tax cut extensions • Control of the House of Representatives will influence market expectations for UST yields, as a Republican majority would likely yield a higher deficit expansion Tariffs • Since tariffs can be executed through executive power, they are likely to precede any policies related to fiscal expansion that require deliberation • Unlikely to be limited to China imports as they were in Trump’s first term • Increased risk of tariffs on Europe and Mexico , but implementation may prove difficult - markets will be pricing in a variety of tariffs scenarios Strong Dollar Policy • Policies that Trump has advocated for likely will lead the USD higher, as it did in recent days • Driven primarily by increased tariff risk, geopolitical uncertainty, and expectations for a more expansionary fiscal agenda Corporate Credit Goldilocks at Risk • A Republican sweep widens the band of uncertainty around the US economic baseline, as well as trade policy toward Europe and Asia • Credit is likely to underperform equities as a wider range of outcomes is more of a risk than that it is an opportunity for credit investors M&A Implications • More favorable antitrust and regulatory environment likely to lead to a resurgence in mega deal activity in 2025 • Stronger capital markets will catalyze financial sponsors to lead a wave of M&A activity by deploying capital on the buyside and monetizing assets through M&A, IPO or secondary sales • Cross - border transactions should continue to accelerate , though potential tariff increases may temper this momentum in certain sectors • Corporate tax rate cuts likely to incentivize companies to pursue acquisitions • Shareholder activism to continue to increase for companies of all sizes with M&A as an increasing focus area given expected buyer momentum Source: Wall Street Research Market Reaction Has Been Overwhelmingly Positive, Driven by Improved M&A Backdrop, Interest Rate Environment And Preliminary Messaging On Tax Reform PRELIMINARY MARKET REACTION TO U.S. ELECTION RESULTS

PRELIMINARY & CONFIDENTIAL

PROPOSED TRANSACTION SUMMARY

#	Sources	Original $MM	Initial Revision $MM	Second Revision $MM	Third Revision $MM	Fourth Revision $MM	Notes Reflecting Latest Proposal
1	Company Cash on Balance Sheet	$620	$620	$620	$620	$620	• Estimate for FY2024 year-end
2	Company Existing Debt	2,615	2,690	2,690	2,690	2,690	• From Q2 2024A Balance Sheet, inclusive of unamortized discounts and debt issuance costs
3	New Transaction Debt	250	325	400	425	450	• Likely funded through $1.2Bn ABL, with drawn balance paid off 1 year after transaction close • Commitment letter to be provided at signing
4	Family Investor Equity Roll	1,141	1,146	1,184	1,196	1,209	• Current holdings (49.6MM basic shares)
5	Family New Equity	454	467	454	450	446	• Direct loan from Liverpool to Family Group (carried on Liverpool Balance Sheet)
6	Liverpool Equity Roll	362	362	374	378	382	• Current holdings (15.8MM shares)
7	Liverpool New Equity	1,226	1,244	1,257	1,262	1,266	• Liverpool will obtain committed bridge loan financing at signing, may also seek to launch bond offering before closing
	Total Sources	**$6,669**	**$6,855**	**$6,980**	**$7,021**	**$7,063**	

#	Uses	Original $MM	Initial Revision $MM	Second Revision $MM	Third Revision $MM	Fourth Revision $MM	Notes Reflecting Latest Proposal
8	Company Equity Value	$3,764	$3,800	$3,925	$3,966	$4,008	• Based on Q2 2024A basic shares outstanding (164.2MM) plus dilutive equity securities at assumed transaction close of ~0.6MM in-the-money options and ~0.5MM of vested RSUs at $24.25 / share
9	Existing Debt	2,615	2,690	2,690	2,690	2,690	• From Q2 2024A Balance Sheet, inclusive of unamortized discounts and debt issuance costs
10	SERP Funding	140	140	140	140	140	• Unfunded balance ($168MM) to be funded into trust upon transaction close • Family Group to waive $28MM portion • Amending SERP for flexibility but Bid Group plans to fund at close
11	Preliminary Transaction Fees	50	125	125	125	125	• Fully accounts for advisor fee estimates provided by Company advisors and financing fees required to consummate the transaction
12	Minimum Cash	100	100	100	100	100	• Based on Family Group advisor estimates, with new $1.2Bn ABL facility intended to fund seasonal working capital and liquidity needs
	Total Uses	**$6,669**	**$6,855**	**$6,980**	**$7,021**	**$7,063**	
	Memo: Price Per Share	*$23.00*	*$23.00*	*$23.75*	*$24.00*	*$24.25*	

15

Note: Reflects latest proposal, which contemplates in-the-money options and RSUs that vest by assumed transaction close; unvested PSUs and RSUs of ~9MM to be converted into cash-based awards.

PRELIMINARY & CONFIDENTIAL 16 Off - Price Retail Kohl's Macy's Current (12/8/2023) Norse Current (3/18/2024) 35.8% (20.6%) 32.1% (24.3%) 59.7% 3.0% L1Y ∆ 51.8% (42.8%) (24.5%) (36.4%) 8.0% (36.5%) L2Y ∆ 20.7% (69.2%) (50.1%) 51.0% (31.2%) (59.9%) L3Y ∆ 29.8% (69.5%) (8.1%) (45.1%) (39.9%) (61.4%) L5Y ∆ 0 50 100 150 200 Nov - 19 May - 20 Nov - 20 May - 21 Nov - 21 May - 22 Nov - 22 May - 23 Nov - 23 May - 24 Nov - 24 (39.9%) (69.5%) (8.1%) SECTOR SHARE PRICE PERFORMANCE OVER TIME Source: Capital IQ as of November 15, 2024 Notes: 1. Represents Norse as of unaffected date of March 18, 2024 2. Market data as of November 15, 2024 3. Represents Macy’s as of unaffected date of December 8, 2023 4. Off - Price Retail Peers include ROST, TJX and BURL Share Price Performance Over Time Indexed to 100; Since November 15, 2019 250 (3) Macy's Unaffected Norse Unaffected (1) (4) Post Norse Unaffected Period To Current (2) May 30, 2024: Norse reports Q1 FY2024 earnings aftermarket; Share Price increased +5.1% day after earnings January 22, 2024: Macy’s announces it will not enter into an agreement with Arkhouse and Brigade March 18, 2024: Norse unaffected share price of $17.06 August 27, 2024: Norse reports Q2 FY2024 earnings aftermarket; Share Price increased +4.2% day after earnings July 3, 2024: Saks parent HBC announced it will acquire Neiman Marcus in a $2.65Bn deal July 15, 2024 Macy’s terminates discussions with Arkhouse and Brigade December 8, 2023: Macy’s unaffected share price of $17.39 May - 24

PRELIMINARY & CONFIDENTIAL

SECTOR VALUATION MULTIPLES OVER TIME

AV / NTM EBITDA Over Time
Since November 15, 2019



12.0x
10.0x
8.0x
6.0x
5.5x
5.1x
4.2x
4.0x
2.0x
0.0x
Nov-19
May-20
Nov-20
May-21
Nov-21
May-22
Nov-22
May-23
Nov-23
May-24
Nov-24
5.3x
4.9x
3.5x
January 21, 2022: Kohl's unaffected multiple of 4.0x
January 24, 2022: News of takeover offer; Kohl's affected multiple of 5.1x
November 17, 2022: Kohl's announces they will not engage in transformative transactions; multiple of 5.6x
December 8, 2023: Macy's unaffected multiple of 3.7x
March 18, 2024: Norse unaffected multiple of 4.7x
May 30, 2024: Norse reports Q1 FY2024 earnings aftermarket; multiple of 5.1x
August 27, 2024: Norse reports Q2 FY2024 earnings aftermarket; multiple of 5.5x
July 3, 2024: Saks parent HBC announced it will acquire Neiman Marcus in a $2.65Bn deal
Post Norse Unaffected Period To Current

	Norse Unaffected [1] (3/18/2024)	Norse Current [2]	Macy's Unaffected [3] (12/8/2023)	Macy's Current	Kohl's	Off-Price Retail [4]
Today	4.7x	5.3x	3.7x	3.5x	4.9x	15.4x
L1Y Avg.	4.4x	5.2x	3.1x	3.5x	5.2x	15.1x
L2Y Avg.	4.4x	5.2x	3.2x	3.3x	5.2x	14.5x
L3Y Avg.	5.0x	4.9x	3.8x	3.4x	4.9x	13.7x
L5Y Avg.	5.2x	5.2x	4.5x	4.4x	5.0x	14.6x

Source: Capital IQ as of November 15, 2024
Notes:
1. Represents Norse as of unaffected date of March 18, 2024
2. Market data as of November 15, 2024
3. Represents Macy's as of unaffected date of December 8, 2023
4. Off-Price Retail Peers include ROST, TJX and BURL

17

PRELIMINARY & CONFIDENTIAL 18 $17.06 $18.66 $18.74 $19.98 $21.03 $21.14 $22.78 – 15.0 20.0 10 15 20 25 30 3/15 4/1 4/15 4/29 5/13 5/28 6/11 6/26 7/11 7/25 8/8 8/22 9/6 9/20 10/4 11/1 +34.1% 10.0 5.0 (27.1%) (28.1%) NORSE’S SHARE PRICE SINCE UNAFFECTED DATE Source: Capital IQ Note: 1. Market data as November 15, 2024 Share Price Performance and Trading Volume Over Time (1) Since March 18, 2024 Share Price ($) April 18, 2024: Erik and Pete Nordstrom file Schedule 13D; Announce formation of Special Committee May 30, 2024: Norse reports Q1 FY2024 earnings aftermarket. Beats on consensus revenue estimates, misses on EPS, and reaffirms guidance Average Volume: 2.6MM Norse Macy’s Kohl’s March 19, 2024: 35 Reuters report of Norse’s potential take - private Volume (MM) 3/18 March 18, 2024: Unaffected date May 2, 2024: Rumors of Sycamore Partners’ participation on potential take - private transaction 10/18 11/15 Norse Volume (MM) September 4, 2024: Offer Disclosure August 27, 2024: Norse reports Q2 FY2024 earnings aftermarket. In - line with consensus revenue estimates and beats on consensus EBIT and EPS estimates. Raised low - ends of all guidance ranges

PRELIMINARY & CONFIDENTIAL

CURRENT SHARE PRICE REPRESENTS A PREMIUM TO PRESENT VALUE OF MEDIAN PRICE TARGETS

Firm Name	Rating	Price Target	Date	Disclosed Valuation Details
Morningstar	Buy	$38.50	9/4/2024	Discounted Cash Flow
TD Cowen	Hold	$25.00	11/14/2024	~12.0x FY2025 EPS
Telsey	Hold	$24.00	8/28/2024	11.7x 2026E EPS
Gordon Haskett	Hold	$23.00	10/18/2024	~12.0x FY2025 EPS
Barclays	Hold	$23.00	9/5/2024	9.0x NTM P/E Multiple based on CY2026 EPS
Citi	Hold	$22.00	8/28/2024	~5.0x FY2024 AV / EBITDA
BMO	Hold	$22.00	8/27/2024	~10x FY2025 EPS
Goldman Sachs	Hold	$21.00	9/4/2024	4.75x Q5 - Q8 AV / EBITDA Estimates
Evercore	Hold	$20.00	11/15/2024	10.0x 2025E EPS
JP Morgan	Sell	$20.00	9/5/2024	4.3x 2026E AV / EBITDA
Jefferies	Hold	$20.00	9/4/2024	10.0x FY2025 P/E
Bank of America	Sell	$20.00	9/5/2024	5.0x FY2025 AV / EBITDA
UBS	Sell	$13.00	11/14/2024	~0.3x FY2026E AV / Sales
KeyBanc	Hold	NA	10/31/2024	10.0x 2025E P/E and 5.9x 2025E EV/EBITDA
Guggenheim	Hold	NA	10/28/2024	NA
William Blair	Hold	NA	11/1/2024	NA
Morgan Stanley	NA	NA	9/5/2024	NA
Median (1)		**$21.00**	**$18.36** (2)	
Mean (1)		**$20.91**	**$18.28** (2)	

Source: Wall Street Equity Research as of November 15, 2024
Notes:
1. Morningstar, KeyBanc, Barclays and Morgan Stanley Price Target excluded from median and mean calculations
2. Represents present value share price discounted using Morgan Stanley's estimated cost of equity of Norse of 14.4% as of November 15, 2014

Excluded Brokers with Revised Price Targets Based on Transaction-related News

19

PRELIMINARY & CONFIDENTIAL 20 LEGAL DISCLAIMER – MORGAN STANLEY We have prepared this document solely for informational purposes. You should not definitively rely upon it or use it to form the definitive basis for any decision, contract, commitment or action whatsoever, with respect to any proposed transaction or otherwise. You and your directors, officers, employees, agents and affiliates must hold this document and any oral information provided in connection with this document in strict confidence and may not communicate, reproduce, distribute or disclose it to any other person, or refer to it publicly, in whole or in part at any time except with our prior written consent. If you are not the intended recipient of this document, please delete and destroy all copies immediately. 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PRELIMINARY & CONFIDENTIAL 21 LEGAL DISCLAIMER – CENTERVIEW This presentation has been prepared by Centerview Partners LLC (“Centerview”) for use solely by Norse (“the Company”) and for no other purpose. The information contained herein is based upon information supplied by or on behalf of the Company and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by the Company. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or any other entity, or concerning the solvency or fair value of the Company or any other entity. With respect to financial forecasts, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company, and at your direction Centerview has relied upon such forecasts, as provided by the Company’s management, with respect to the Company. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials. The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of the Company. These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Board of Directors of the Company (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of the Company or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview.